EXHIBIT 4.3
                                    GUARANTEE

                  GUARANTEE (this "Guarantee"), dated as of June 28, 1999 made by Statia Terminals Antilles N.V. is delivered pursuant to Section 4.21 of that certain Indenture (as amended to date, the "Indenture") dated as of November 27, 1996 among Statia Terminals International N.V., Statia Terminals Canada, Incorporated, as Issuers, Statia Terminals Corporation N.V., Statia Terminals Delaware, Inc., Statia Terminals, Inc., Statia Terminals N.V., Statia Delaware Holdco II, Inc., Saba Trustcompany N.V., Bicen Development Corporation N.V., Statia Terminals Southwest, Inc., W.P. Company, Inc., Seven Seas Steamship Company, Inc., Seven Seas Steamship Company (Sint Eustatius) N.V., Point Tupper Marine Services Limited, Statia Laboratory Services N.V., Statia Tugs N.V., as Subsidiary Guarantors and HSBC Bank USA (formerly known as Marine Midland Bank), as Trustee. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned thereto in the Indenture.

                  Statia Terminals Antilles N.V. (hereinafter referred to as "Statia Antilles", which term includes any successor Person under the Indenture) hereby unconditionally guarantees on a senior basis (such guarantee by Statia Antilles being referred to herein as the "Guarantee") (i) the due and punctual payment of the principal amount of, premium and interest on the Securities, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on the overdue principal amount and interest, if any, on the Securities, to the extent lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms set forth in Article Ten of the Indenture and (ii) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

                  No director, officer, employee, direct or indirect stockholder or incorporator, as such, of Statia Antilles, including but not limited to Parent and its stockholders, shall have any liability for any obligations of Statia Antilles under this Guarantee or for any claim based on, in respect of or by the reason of such obligations or the creation.

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                  THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF.

                                            STATIA TERMINALS ANTILLES  N.V.

                                            By:  /S/ JAMES G. CAMERON
                                               -----------------------------
                                               Name: James G. Cameron
                                               Title: Managing Director

                                            By:  /S/ JACK R. PINE
                                               -----------------------------
                                               Name:  Jack R. Pine
                                               Title:Secretary



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